Exhibit 10.1

AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

This Amendment (this “Amendment”), dated as of October 15, 2025 (the “Effective Date”), to that certain Senior Secured Convertible Note issued to the holder set forth on the signature page hereto (the “Holder”), on April 11, 2025 in the original principal amount of $13,978,495 (the “Note”), is entered into by and between zSpace, Inc., a Delaware corporation (the “Company”), and the Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, any provision of the Note may be amended by a written instrument executed by the Company and the Holder, which amendment shall be binding on all successors and assigns.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1.            Waiver. The Company and the Holder herby acknowledge and agree that (a) an aggregate Acceleration Amount of $2,344,000.00 has been converted by the Holder at the then-current Acceleration Conversion Price pursuant Section 8(d) of the Note, (b) the Company will pay to the Holder an aggregate amount of $509,493.69 in cash as partial satisfaction of the Cash True-Up Amount owed to the Holder in accordance with Section 8(d) of the Note by October 16, 2025, and (c) the Company will pay an additional $108,936.56 as full satisfaction of the Cash True-Up Amount owed to the Holder in accordance with Section 8(d) of the Note, by November 14, 2025, together, in satisfaction of all of the Company’s obligations on each of the following Installment Dates: July 11, 2025, August 11, 2025, September 11, 2025, and October 11, 2025. The Parties agree that, as of the Effective Date, there are no outstanding Installment Amounts, Acceleration Amounts, or Cash True-Up Amounts due to the Holder, except the payment of $509,493.69 as partial satisfaction of the Cash True-Up Amount by October 16, 2025 and $108,936.56 as full satisfaction of the Cash True-Up Amount by November 14, 2025. Upon the Effective Date and subject to the terms and conditions of this Amendment, the Holder hereby waives: (i) any and all Events of Default of the Company under the Note as may be known by the Holder to have occurred as of the Effective Date, in each case arising from any events or actions that occurred (or that failed to occur, as applicable) prior to the Effective Date, and will not make any claim (and waive any right to make a claim) against the Company (or any successor thereto) in respect of such waived Events of Default, and (ii) any and all rights that the Holder may have for an Event of Default to accrue on the Note at the Default Rate at all times during the period beginning on the Issuance Date through and including the Effective Date. The Company agrees that the foregoing waivers shall not apply to any current or future Deferrals or Deferral Amounts and shall not be deemed to prejudice any right or remedy that the Holder may now or in the future have under or in connection with the Note other than with respect to the matter for which the forgoing waivers have been provided. The waivers described herein shall not alter, affect, release or prejudice in any way the Company’s obligations under the Note, which are hereby ratified and confirmed, except to the extent expressly waived or modified herein.

2.            Amendments to Note.

(a)            Section 31(o) of the Note shall be deleted in its entirety and replaced with:

“(o)     “Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, if any, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future, except for the filing of post-effective amendment) or (ii) all of the shares of Common Stock issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 by a person that is not an affiliate (as defined in Rule 144 as in effect on the Issuance Date) of the Company, and that has not been an affiliate (as defined in Rule 144 as in effect on the Issuance Date) of the Company during the three months immediately preceding such date, without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, (d) the shares of Common Stock are trading on the Principal Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Principal Market (and the Company believes, in good faith, that trading of the shares of Common Stock on the Principal Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question (or, in the case of a Company Optional Redemption or Installment Redemption, the shares issuable upon conversion in full of the Company Optional Redemption Amount or Installment Redemption Amount) to the Holder would not violate the limitations set forth in Section 3(d) herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control that has not been consummated, (i) the Holder is not in possession of any information provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information, (j) the Company has timely filed all SEC Documents required to be filed with or furnished to the Commission under the Securities Act or the Exchange Act, including those required to be filed with or furnished to the Commission under Section 13(a) or Section 15(d) of the Exchange Act, (k) the daily VWAP of the shares of Common Stock exceeds $0.75 (subject to adjustment for any share split, share dividend, share combination or other similar transactions) on the Principal Market during each Trading Day for the twenty (20) Trading Days prior to the applicable date in question, and (l) the average daily trading volume of the shares of Common Stock on the Principal Market during the twenty (20) Trading Days prior to the applicable date in question exceeds $200,000.”

(b)            Section 31(s) of the Note shall be deleted in its entirety and replaced with:

“(s)     “Floor Price” means $0.60, subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions.”

3.            Effect. Upon the Effective Date, each reference in the Note to “this Note”, “hereunder”, “hereof” or words of like import referring to such agreement, and each reference in the other Transaction Documents to “the Note”, “thereof” or words of like import referring to such agreement, shall mean and be a reference to the Note as modified and amended by this Amendment. Except as expressly modified or waived herein, the terms of the Note shall remain in full force and effect and are hereby in all respects ratified and confirmed by the Company

4.            Governing Law. The provisions of Section 27 of the Note are incorporated herein by reference mutatis mutandis.

5.            Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.            Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile shall constitute an original.

[Remainder of page intentionally blank; signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date set forth above.

COMPANY:

ZSPACE,INC.

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chairman and CEO

HOLDER:

3i, LP

By: 3i Management, LLC, its General Partner

By:	/s/ Maier Joshua Tarlow
Name:	Maier Joshua Tarlow
Title:	Manager

Signature Page to
Amendment to Senior Secured Convertible Note